EXHIBIT 99.1

Editorial Contacts:

Jessica Kersey, 408.822.5581
Mercury Interactive Public Relations
jkersey@mercuryinteractive.com

Anne Marie McCauley, 408.822.5359
Mercury Interactive Investor Relations
annemarie@mercuryinteractive.com

For Immediate Release

MERCURY INTERACTIVE ACQUIRES PERFORMANT, INC. TO DELIVER AND MANAGE J2EE APPLICATIONS

Business Technology Optimization Product Leadership Expanded

          SUNNYVALE, CALIF. – MAY 12, 2003 – Mercury Interactive Corporation, (NASDAQ: MERQ), the global leader in business technology optimization, today announced it has acquired Performant, Inc., a privately held company based in Bellevue, Washington. Performant, Inc. is a leading provider of comprehensive Java 2 Enterprise Edition (J2EE) diagnostics software. Performant’s technology rapidly pinpoints performance problems at the application code level reducing the cost and time required to optimize J2EE applications. The Performant acquisition allows Mercury Interactive customers to diagnose J2EE performance issues across the application delivery and management cycle from testing through deployment to operations. Under the terms of the merger agreement that closed May 5th, Mercury Interactive paid $22.5 million in cash. Mercury Interactive also assumed Performant’s unvested employee stock options.

          “Performant has been a key partner to Mercury Interactive,” said Zohar Gilad, Vice President Products at Mercury Interactive. “In the past 18 months we have optimized the performance levels of J2EE applications 400 to 1000 percent with our joint offerings. The ability to produce these results is accelerating the adoption of J2EE as an environment for business critical applications.”

          “We are pleased to be joining Mercury Interactive which shares our focus to drive optimization of performance in IT,” said Ashutosh Tiwary, founder of Performant, Inc. and Vice President of J2EE Diagnostics at Mercury Interactive. “As the experts in J2EE performance diagnostics, we bring the unique ability to track every user transaction so we don’t miss common issues that result from random sampling. And, we can do it in such a way that enables the greatest flexibility, while minimizing system overhead.”

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Mercury Interactive Acquires Perfiormant, Inc.	Page 2

          Mercury Interactive will retain the former Performant technology staff in Bellevue and establish a Center of Excellence for in-depth diagnostics. These performance diagnostic products and services will be integrated with Mercury Interactive’s Optane family of Business Technology Optimization (BTO) products and services.

          Using Performant technology, performance experts can identify which part of a business process is causing a performance problem, exactly where that problem resides within the code and how to fix it. In conjunction with Mercury Interactive products customers are able to predict how well a fix will perform once the application is in wide use. The ability to rapidly diagnose and rectify application performance in this manner reduces IT costs, improves the predictability of IT-driven process, and mitigates business risks.

About Mercury Interactive Corporation

          Mercury Interactive, the global leader in business technology optimization (BTO), delivers Optane™, a family of products for enterprise testing, deployment, and performance management, that enables customers to optimize business processes and maximize business results. Customers worldwide use Mercury Interactive solutions across their application and technology infrastructures to measure, maximize and manage performance at every level of the business process and each stage of the application lifecycle to improve quality, reduce costs, and align IT with business goals.

          Founded in 1989, Mercury Interactive is headquartered in Sunnyvale, California, with offices in more than 25 countries. Further information is available at www.mercuryinteractive.com or by phone at U.S. +1.408.822.5200. The company’s common stock trades on the Nasdaq National Market under the symbol MERQ.

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Optane and Mercury Interactive are trademarks or registered trademarks of Mercury Interactive Corporation or its subsidiaries in the United States and select foreign countries.

MERCURY INTERACTIVE
1325 Borregas Avenue, Sunnyvale, Calif. 94089
Tel: (408) 822-5200 Fax: (408) 822-5300
www.mercuryinteractive.com